EHHIBIT 10.2

RESTRICTED STOCK AWARD

Name: Ernie Ortega	Cogent Communications Group, Inc.
Grant Date: August 1, 2013	2004 Incentive Award Plan (the “Plan”)

1. Grant: Effective as of the Grant Date specified above you have been granted 40,000 (forty thousand) shares of common stock $.001 par value (the “Restricted Stock”) of Cogent Communications Group, Inc. (the “Company”) subject to the vesting requirement described below.

2. Normal Vesting: You will become vested in 25% of the shares of Restricted Stock on August 1, 2014 and in an additional 6.25% of the shares of Restricted Stock on the 1st day of November, February, May, and August thereafter, with full vesting on the 12th quarter thereafter.

3. Accelerated Vesting: Notwithstanding the foregoing, you will become fully vested upon the termination of your employment by reason of death or disability. You will also become fully vested upon a Change of Control (even without termination of employment). If the accelerated vesting is due to a Change of Control the number the shares that vest in such event shall be limited to the number shares that when multiplied by the closing price of the Company’s common stock on August 1, 2013 yield a dollar value not in excess of three times your annual compensation on the date of the Change of Control. If the acceleration of vesting due to a Change of Control would trigger the excise tax provided for in Section 280G and 4999 of the U.S. Internal Revenue Code such vesting shall be delayed by a time sufficient to not trigger the excise tax. The shares for which vesting accelerates shall be allocated from the last shares to vest and the remaining unvested shares shall continue to vest under the normal vesting rule. Upon termination of employment other than as provided above you will forfeit any unvested shares of Restricted Stock that have not vested by the end of your severance period, i.e. you continue vesting during your severance period and lose the remaining unvested shares. Your severance period is the number of months compensation specified in your employment agreement for use in calculating your severance, e.g. 3 months. Change of Control has the meaning set forth in the Plan. Annual compensation means your average compensation as calculated for U.S. income tax purposes for the last three complete calendar years.

4. Nontransferable: The Restricted Stock or any interest or right therein or part thereof may not be disposed of by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), until vested, and any attempted disposition prior thereto shall be null and void and of no effect. The foregoing notwithstanding, transfers of the Restricted Stock may be permitted for estate planning purposes with the prior written consent of the Compensation Committee and subject in each case to the provisions of the Plan and the same restrictions and forfeiture provisions under this Agreement that the Restricted Stock had in your hands.

5. Dividends/Voting: You will be entitled to vote the shares of Restricted Stock. However, you will only be entitled to receive any dividends that are paid on shares of the Restricted Stock once they are vested. Any dividends paid on unvested shares of Restricted Stock shall be held by the Company, without interest thereon and paid to you at the time the shares of Restricted Stock on which such dividends were paid vest.

6. Certificates: The Company shall cause the Restricted Stock to be issued and a stock certificate or certificates representing the Restricted Stock to be registered in your name or held in book entry form, but if a stock certificate or certificates are issued, they shall be delivered to, and held in custody by the Company until the shares of Restricted Stock vest. You agree to give to the Company a stock power for all unvested shares of Restricted Stock. If issued, each such certificate will bear such legends as the Company may determine.

7. No Other Rights: The grant of Restricted Stock under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of Restricted Stock or benefits in lieu of Restricted Stock in the future. Future awards of Restricted Stock, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. The grant of Restricted Stock under the Plan does not entitle you to any rights to remain employed with the Company, nor does it constitute a contract of employment.

8. Miscellaneous: The shares of Restricted Stock are granted under and governed by the terms and conditions of the Plan, as may be amended from time to time. Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

Cogent Communications Group, Inc.

/s/David Schaeffer
by: Dave Schaeffer
Chief Executive Officer